[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787
C B R L G R O U P, I N C.

Investor Contact:     Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:       Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER,
ANNOUNCES DIVIDEND RECORD AND PAYMENT DATES

LEBANON, Tenn. (January 12, 2007) -- CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) announced today the preliminary results of its modified “Dutch Auction” tender offer to purchase up to 5,430,000 shares of the Company’s common stock, which expired at 12:00 midnight, New York City time on January 11, 2007.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, approximately 6.3 million shares were validly tendered and not withdrawn, including approximately 2.6 million shares tendered through notice of guaranteed delivery. At this time, the Company expects that it will purchase 5,430,000 shares in the tender offer, subject to proration, at the maximum price of $46.00 per share. The number of shares to be purchased and the price per share are preliminary, are based on the shares tendered through notice of guaranteed delivery being validly tendered and are subject to verification by the depositary, and are therefore subject to change. The final purchase price and the proration factor, if any, will be announced promptly following completion of the verification process. Payment of the shares accepted for purchase, and return of all other shares tendered, will occur promptly after completion of the final purchase price and proration computations, if applicable.

The Company also announced that the regular dividend to common shareholders of $0.14 per share declared on November 28, 2006, will be payable on February 8, 2007 to shareholders of record on January 22, 2007. Shareholders whose shares were tendered and accepted for payment in the tender offer will not receive this dividend.

Any questions with regard to the tender offer may be directed to D.F. King & Co., the information agent, at (800)848-2998. The dealer manager for the tender offer was Wachovia Securities. Wachovia Securities is the trade name for the corporate, investment banking, and capital markets businesses of Wachovia Corporation and its subsidiaries, including Wachovia Capital Markets, LLC (WCM) and Wachovia Securities Limited. Wachovia Securities is also the trade name for the retail brokerage

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CBRL Announces Preliminary Results of Tender Offer

01/12/07

businesses of WCM’s affiliates, Wachovia Securities, LLC, Wachovia Securities Financial Networks, LLC, Wexford Clearing, LLC, and First Clearing, LLC.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 552 Cracker Barrel Old Country Store® restaurants and gift shops located in 41 states.

Cautionary Statement Regarding Forward Looking Information

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: successful completion of the Tender Offer and other share repurchase authorizations; the effects of incurring substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity, workers compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing or execute initiatives; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel during and after the restructuring process; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees; the effects of increased

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CBRL Announces Preliminary Results of Tender Offer

01/12/07

competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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